Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Compugen Ltd. pertaining to the Compugen Ltd. 2010 Share Incentive Plan, of our reports dated March 27, 2018, with respect to the consolidated financial statements of Compugen Ltd., and the effectiveness of internal control over financial reporting of Compugen Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
March 27, 2018	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global